Exhibit 10.4

Intercreditor Agreement

Wells Fargo Bank, N.A., as First Lien Agent and Collateral Agent

Wells Fargo Energy Capital, Inc., as Second Lien Agent

LRE Operating, LLC, as Borrower,

LRR Energy, L.P., as Parent Guarantor

June 28, 2012

i

INDEX OF DEFINED TERMS

ii

This INTERCREDITOR AGREEMENT dated as of June 28, 2012 (this “Agreement”) is by and among Wells Fargo Bank, N.A., as administrative agent for the holders of the First Lien Obligations defined below (in such capacity, including its successors and assigns, “First Lien Agent”), Wells Fargo Energy Capital, Inc., as administrative agent for the holders of the Second Lien Obligations defined below (in such capacity, including its successors and assigns, “Second Lien Agent”), Wells Fargo Bank, N.A., as Collateral Agent for the First Lien Agent and the Second Lien Agent in accordance with the terms hereof (in such capacity, including its successors and assigns, “Collateral Agent”), LRE Operating, LLC (“Borrower”), LRR Energy, L.P. (“LRR Energy”) and each of the Guarantor Subsidiaries (defined below).

RECITALS

Borrower, certain lenders and agents and First Lien Agent have entered into that certain Credit Agreement dated as of July 22, 2011, providing for certain loans and other extensions of credit as provided more fully therein (as amended, modified, supplemented or restated, the “First Lien Credit Agreement”).

Borrower, certain lenders and Second Lien Agent have entered into that certain Second Lien Credit Agreement dated the date hereof, providing for certain term loans (as amended, modified, supplemented or restated, the “Second Lien Credit Agreement”).

LRR Energy has guaranteed, and Borrower has agreed to cause certain current and future Subsidiaries of Borrower (the “Guarantor Subsidiaries”) to guarantee, Borrower’s Obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement.

Each of Borrower, LRR Energy, each Guarantor Subsidiary, and each other Person that executes and delivers a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent) is herein after referred to as “Grantor” and, collectively, as the “Grantors”.

Borrower may enter into Swap Agreements with one or more lenders under the First Lien Credit Agreement or their affiliates as counterparties, which may be included in the First Lien Obligations defined below.

The First Lien Obligations and the Second Lien Obligations are secured by Liens on substantially all the assets of the Grantors.

The Parties desire to set forth in this Agreement their rights and remedies with respect to the Collateral securing the First Lien Obligations and the Second Lien Obligations, and the duties, rights, remedies and protections afforded the Collateral Agent.

AGREEMENT

1.                                      Lien Priorities

Section 1.1.                                 Seniority of Liens Securing First Lien Obligations.

(a)                                 A Lien on Collateral securing any First Lien Obligation that is included in the Capped Obligations up to but not in excess of the First Lien Cap will at all times be senior and prior in all respects to a Lien on such Collateral securing any Second Lien Obligation, and a Lien on Collateral securing any

Second Lien Obligation will at all times be junior and subordinate in all respects to a Lien on such Collateral securing any First Lien Obligation that is included in the Capped Obligations up to but not in excess of the First Lien Cap.

(b)                                 A Lien on Collateral securing any First Lien Obligation that is not included in the Capped Obligations will at all times be senior and prior in all respects to a Lien on such Collateral securing any Second Lien Obligation, and a Lien on Collateral securing any Second Lien Obligation will at all times be junior and subordinate in all respects to a Lien on such Collateral securing any First Lien Obligation that is not included in the Capped Obligations.

(c)                                  The Lien on Collateral securing any First Lien Obligation that is included in the Capped Obligations in excess of the First Lien Cap will have the priority set forth in Section 1.11, “Subordination of Liens Securing Excess First Lien Obligations.”

(d)                                 Except as otherwise expressly provided herein, the priority of the Liens securing First Lien Obligations, and Liens securing Second Lien Obligations to the extent provided in Section 1.11 and the rights and obligations of the Parties will remain in full force and effect irrespective of

(1)                                 how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise),

(2)                                 the time, manner, or order of the grant, attachment, or perfection of a Lien,

(3)                                 any conflicting provision of the UCC or other applicable law,

(4)                                 any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a First Lien Loan Document or a Second Lien Loan Document,

(5)                                 the modification of a First Lien Obligation or a Second Lien Obligation,

(6)                                 the modification of a First Lien Loan Document or a Second Lien Loan Document,

(7)                                 the subordination of a Lien on Collateral securing a First Lien Obligation to a Lien securing another obligation of a Grantor or other Person,

(8)                                 the exchange of a security interest in any Collateral for a security interest in other Collateral,

(9)                                 the commencement of an Insolvency Proceeding, or

(10)                          any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation.

Section 1.2.                                 No Payment Subordination.

The subordination of Liens securing Second Lien Obligations to Liens securing First Lien Obligations set forth in Section 1.1 affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in this Agreement will affect the entitlement of any Second Lien Claimholder to receive and retain required payments of interest, principal and other amounts in respect of a Second Lien Obligation unless the receipt is expressly prohibited by, or results from the Second Lien Claimholder’s breach of, this Agreement.

Section 1.3.                                 First Lien Obligations and Second Lien Obligations.

(a)                                 First Lien Obligations means all Obligations of the Grantors under

(1)                                 the First Lien Credit Agreement and the other First Lien Loan Documents, including but not limited to “Indebtedness” as defined in the First Lien Credit Agreement on the date hereof;

(2)                                 the guaranties by LRR Energy and the Guarantor Subsidiaries of the Borrower’s Obligations under the First Lien Loan Documents; and

(3)                                 any agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing.

Notwithstanding any other provision hereof, the term “First Lien Obligations” will include accrued interest, fees, costs and other charges incurred under the First Lien Credit Agreement and the other First Lien Loan Documents, whether incurred before or after commencement of an Insolvency Proceeding, and whether or not allowable in an Insolvency Proceeding.

To the extent that any payment with respect to the First Lien Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

(b)                                 Second Lien Obligations means all Obligations of the Grantors under

(1)                                 the Second Lien Credit Agreement and the other Second Lien Loan Documents, including but not limited to “Indebtedness” as defined in the Second Lien Credit Agreement on the date hereof;

(2)                                 the guaranties by LRR Energy and the Guarantor Subsidiaries of Borrower’s Obligations under the Second Lien Loan Documents; and

(3)                                 any agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing.

Notwithstanding any other provision hereof, the term “Second Lien Obligations” will include accrued interest, fees, costs and other charges incurred under the Second Lien Credit Agreement and the other Second Lien Loan Documents, whether incurred before or after commencement of an Insolvency Proceeding, and whether or not allowable in an Insolvency Proceeding.

To the extent that any payment with respect to the Second Lien Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

(c)                                  The inclusion of Obligations under Swap Agreements in the First Lien Obligations will not create in favor of the applicable counterparty any rights in connection with the management or release of any Collateral or of the Obligations of any Grantor under any First Lien Collateral Document.

(d)                                 First Lien Agent and the holders of First Lien Obligations are, together, the “First Lien Claimholders”. Second Lien Agent and the holders of Second Lien Obligations are, together, the “Second Lien Claimholders”.

Section 1.4.                                 First Lien Cap.

Capped Obligations means First Lien Obligations for the payment of principal of Loans (as defined in the First Lien Credit Agreement) and reimbursement obligations in respect of Letters of Credit issued pursuant to the First Lien Credit Agreement, and interest, premium, if any, and fees accruing or payable in respect thereof or in respect of commitments therefor.

First Lien Cap means $500,000,000 plus amounts in respect of accrued, unpaid interest, fees, and premium (if any), in each case accruing in respect of or attributable to, the aggregate principal amount of First Lien Obligations (including the undrawn amount of all Letters of Credit constituting First Lien Obligations) at any one time not to exceed $500,000,000; provided that the First Lien Cap shall not apply to any First Lien Obligations other than Capped Obligations. Any net increase in the aggregate principal amount of a loan or Letter of Credit (on a U.S. Dollar equivalent basis) after the loan is incurred or the Letter of Credit issued that is caused by a fluctuation in the exchange rate of the currency in which the loan or Letter of Credit is denominated will be ignored in determining whether the First Lien Cap has been exceeded, except with respect to the principal amount of First Lien Obligations made, issued, or advanced after the calculation of such fluctuation in exchange rate.

Section 1.5.                                 First and Second Lien Collateral to be Identical.

(a)                                 The Parties intend that the First Lien Collateral and the Second Lien Collateral be identical (except as to order of lien priority as described herein). Accordingly, subject to the other provisions of this Agreement, the Parties will cooperate

(1)                                 to determine the specific items included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the Liens thereon, and the identity of the Persons having First Lien Obligations or Second Lien Obligations; and

(2)                                 to make the forms, documents, and agreements creating or evidencing the First Lien Collateral and Second Lien Collateral and the guaranties of the First Lien Obligations and the Second Lien Obligations materially the same, other than with respect to the first and second lien nature of the Liens.

(b)                                 Until the Discharge of First Lien Obligations, and whether or not an Insolvency Proceeding has commenced, Borrower, LRR Energy, and Guarantor Subsidiaries will not grant, and will use their best efforts to prevent any other Person from granting, a Lien on any property

(1)                                 in favor of a First Lien Claimholder to secure the First Lien Obligations unless Borrower, LRR Energy, Guarantor Subsidiaries or such other Person grants (or offers to grant with a reasonable opportunity for the Lien to be accepted) Second Lien Agent a junior Lien on such property to secure the Second Lien Obligations (however, the refusal of Second Lien Agent to accept such Lien will not prevent the First Lien Claimholder from taking the Lien); and

(2)                                 in favor of a Second Lien Claimholder to secure the Second Lien Obligations unless Borrower, LRR Energy, Guarantor Subsidiaries or such other Person grants (or offers to grant with a reasonable opportunity for the Lien to be accepted) First Lien Agent a senior Lien on such property to secure the First Lien Obligations (however, the refusal of First Lien Agent to accept such Lien will not prevent the Second Lien Claimholder from taking the Lien).

(c)                                  Subject to Section 1.1, “Seniority of Liens Securing First Lien Obligations,” if a Second Lien Claimholder hereafter acquires a Lien on property to secure a Second Lien Obligation where the property is not also subject to a Lien securing the First Lien Obligations, then such Second Lien Claimholder will give First Lien Agent written notice of such Lien no later than five (5) Business Days after acquiring such Lien. If First Lien Agent also obtains a Lien on such property or if such Second Lien Claimholder fails to provide such timely notice to First Lien Agent, then such property will be deemed to be Collateral for all purposes hereunder.

Section 1.6.                                 Pledged Collateral.

(a)                                 If First Lien Agent has any Collateral in its possession or control (such Collateral being the “Pledged Collateral”), then, subject to Section 1.1, “Seniority of Liens Securing First Lien Obligations,” and this Section 1.6, First Lien Agent will deliver such Pledged Collateral to the Collateral Agent who will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of the First Lien Agent, as secured party and the Second Lien Agent, as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC. In this Section 1.6, “control” has the meaning given that term in sections 8-106 and 9-314 of the UCC.

(b)                                 Neither the Collateral Agent nor First Lien Agent will have any obligation to any First Lien Claimholder or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 1.6. The duties or responsibilities of Collateral Agent under this Section 1.6 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 1.6 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in subsection (d) below.

(c)                                  First Lien Agent and Second Lien Agent hereby waive and release the Collateral Agent from all claims and liabilities arising out of the Collateral Agent’s role under this Section 1.6 as bailee and/or agent with respect to the Pledged Collateral except to the extent such claims or liabilities are attributable to the gross negligence or willful misconduct of the Collateral Agent.

(d)                                 Upon the Discharge of First Lien Obligations, the Collateral Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty),

(A)                               first, to Second Lien Agent if any Second Lien Obligations remain outstanding; and

(B)                               second, to Borrower,

and will take any other action reasonably requested by Second Lien Agent (at the expense of Borrower or, upon default by Borrower in payment or reimbursement thereof, Second Lien

Agent) in connection with Second Lien Agent obtaining a first-priority interest in the Pledged Collateral.

(e)                                  If First Lien Agent has any Pledged Collateral in its possession or control, then, subject to Section 1.1, “Seniority of Liens Securing First Lien Obligations,” and this Section 1.6, First Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Second Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC. If Second Lien Agent has any Pledged Collateral in its possession or control, then, subject to Section 1.1, “Seniority of Liens Securing First Lien Obligations,” and this Section 1.6, Second Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of First Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC.

(f)                                   Second Lien Agent will not have any obligation to any Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 1.6. The duties or responsibilities of Second Lien Agent under this Section 1.6 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 1.6 and delivering the Pledged Collateral upon a Discharge of Second Lien Obligations as provided in subsection (h) below.

(g)                                  Collateral Agent, First Lien Agent and Second Lien Agent hereby mutually waive and release each other from all claims and liabilities arising out of any of their roles under this Section 1.6 as bailee and/or agent with respect to the Pledged Collateral except to the extent such claims or liabilities are attributable to the gross negligence or willful misconduct of such other party.

(h)                                 Upon the Discharge of Second Lien Obligations, Second Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty),

(A)                               first, to First Lien Agent if any First Lien Obligations remain outstanding; and

(B)                               second, to Borrower

and will take any other action reasonably requested by First Lien Agent (at the expense of the Borrower or, upon default by the Borrower in payment or reimbursement thereof, First Lien Agent) in connection with First Lien Agent obtaining a first-priority interest in the Pledged Collateral.

Section 1.7.                                 Collateral Agent; Limitations on Duties and Obligations.

(a)                                 The First Lien Agent and the Second Lien Agent each hereby irrevocably appoint Wells Fargo Bank, N.A., as Collateral Agent to act on their behalf as the Collateral Agent hereunder, and each authorizes the Collateral Agent to act as the agent of the First Lien Agent and Second Lien Agent for purposes of acquiring, holding and exercising rights and remedies at the direction of the First Lien Agent. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof), or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions protecting the First Lien Agent and the Second Lien Agent, pursuant to this Agreement, and of all provisions protecting collateral agents set forth in the First Lien Credit Agreement and the Second Lien Credit Agreement (including without limitation, the benefits of Articles XI and XII of both such Credit Agreements), and all documents executed in connection with each of those agreements, respectively (as though the Collateral Agent, such co-agents, sub-agents and attorneys-in-fact were the “agent” under such documents), and as if all such protective provisions in such documents were set forth in full herein with respect thereto. Until such time as the Capped Obligations up to but not to exceed the First Lien Cap have been paid in full, Collateral Agent shall act at the direction of the First Lien Agent only.

(b)                                 (1) First Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the First Lien Collateral, except with respect to the Pledged Collateral which responsibility will be the obligation of the Collateral Agent upon delivery by the First Lien Agent of such Pledged Collateral to the Collateral Agent; and

(2) except for Collateral Agent’s obligations under Section 1.6, “Pledged Collateral,” Second Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the Second Lien Collateral.

(c)                                  This Agreement is intended solely to govern the respective Lien priorities as between First Lien Claimholders and Second Lien Claimholders and does not impose on Collateral Agent, First Lien Agent or Second Lien Agent any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral that would conflict with a prior perfected claim in favor of another Person, an order or decree of a court or other Governmental Authority, or applicable law.

(d)                                 Notwithstanding any other provision of this Agreement, First Lien Agent will only be required to verify the payment of, or other satisfactory arrangements with respect to, First Lien Obligations arising under Swap Agreements if First Lien Agent receives notice of such Obligations, together with any supporting documentation First Lien Agent requests, from the applicable Person.

(e)                                  Except for obligations expressly provided for herein, the First Lien Claimholders will have no liability to any Second Lien Claimholder for any action by a First Lien Claimholder with respect to any First Lien Obligations or Collateral, including

(1)                                 the maintenance, preservation or collection of First Lien Obligations or any Collateral; and

(2)                                 the foreclosure upon, or the sale, liquidation, maintenance, preservation or other disposition of, any Collateral.

(f)                                   Neither the Collateral Agent nor the First Lien Agent will have by reason of this Agreement or any other document a fiduciary relationship with any First Lien Claimholder or Second Lien Claimholder. The parties recognize that the interests of First Lien Agent and Second Lien Agent may differ, and First Lien Agent may act in its own interest without taking into account the interests of any Second Lien Claimholder.

Section 1.8.                                 Prohibition on Contesting Liens; No Marshaling.

(a)                                 First Lien Agent will not contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a Second Lien Obligation, but nothing in this Section 1.8 will impair the rights of any First Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations or the provisions for exercise of remedies.

(b)                                 Second Lien Agent will not contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a First Lien Obligation up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations but nothing in this Section 1.8 will impair the rights of any Second Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the Second Lien Obligations or the provisions for exercise of remedies.

(c)                                  Until the Discharge of First Lien Obligations, Second Lien Agent will not assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

(d)                                 No First Lien Claimholder or Second Lien Claimholder will assert a claim that challenges the perfection or validity of a Lien or Indebtedness of another Claimholder that is based on allegations

(1)                                 of fraudulent conveyance, unlawful payment of distributions to equity holders or other like allegations; or

(2)                                 that could be asserted with comparable merit against Liens, interests or rights of the Person asserting the claim.

Section 1.9.                                 Confirmation of Subordination in Second Lien Collateral Documents.

Borrower will cause each Second Lien Collateral Document to include the following language (or language to similar effect approved by First Lien Agent) and any other language First Lien Agent reasonably requests to reflect the subordination of the Lien:

“Notwithstanding anything herein to the contrary, the Lien and security interest granted to Second Lien Agent pursuant to this Agreement and the exercise of any right or remedy by Second Lien Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated June     , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Wells Fargo Bank, N.A., as First Lien Agent, Wells Fargo Energy Capital, Inc., as Second Lien Agent, Wells Fargo Bank, N.A., as Collateral Agent and the Grantors (as defined therein) from time to time party thereto and other persons party or that may become party thereto from time to time. If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control.”

Section 1.10.                          Release of Liens or Guaranties.

(a)                                 If First Lien Agent releases a Lien on Collateral, or releases a Grantor from its Obligations under its guaranty of the First Lien Obligations, in connection with:

(1)                                 an Enforcement Action; or

(2)                                 a Disposition of any Collateral under the First Lien Loan Documents other than pursuant to an Enforcement Action (whether or not there is an event of default under the First Lien Loan Documents)

then any Lien of Second Lien Agent on such Collateral, and the Obligations of the Grantor under such guaranty of the Second Lien Obligations, will be, except as otherwise provided below, automatically and simultaneously released, and Second Lien Agent will promptly execute and deliver to First Lien Agent or the Grantor such termination statements, releases and other documents as First Lien Agent or the Grantor requests to effectively confirm the release, provided, that such release will not occur without the consent of Second Lien Agent

(x) for an Enforcement Action, as to any Collateral the net Proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the First Lien Obligations; or

(y) for a Disposition, if the Disposition is prohibited by a provision of the Second Lien Credit Agreement other than solely as the result of the existence of a default or event of default under the Second Lien Loan Documents.

(b)                                 Second Lien Agent hereby appoints Collateral Agent and First Lien Agent and any officer or agent of Collateral Agent and First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of Second Lien Agent or in First Lien Agent’s own name, in First Lien Agent’s discretion to take any action and to execute any and all documents and instruments that may be reasonable and appropriate for the limited purpose of carrying out the terms of this Section 1.10, including any endorsements or other instruments of transfer or release. This appointment is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations or such time as this Agreement is terminated in accordance with its terms.

(c)                                  Until the Discharge of First Lien Obligations, to the extent that First Lien Agent (or Collateral Agent upon the request of the First Lien Agent)

(1)                                 releases a Lien on Collateral or a Grantor from its Obligations under its guaranty, which Lien or guaranty is reinstated; or

(2)                                 obtains a new Lien or additional guaranty from a Grantor

then Second Lien Agent will be granted a Lien on such Collateral and an additional guaranty, as the case may be, subject to Section 1.1, “Seniority of Liens Securing First Lien Obligations.”

Section 1.11.                          Subordination of Liens Securing Excess First Lien Obligations.

(a)                                 All Liens securing Second Lien Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess First Lien Obligations, as defined below (but only with respect to such excess amounts), and all Liens securing any Excess First Lien Obligations will be junior and subordinate in all respects to any Lien securing a Second Lien Obligation.

Example: Assuming there are no First Lien Obligations which are not Capped Obligations, suppose First Lien Obligations are $150 million, with a First Lien Cap of $100 million; Second Lien Obligations are $50 million with no Second Lien Cap; and the total Collateral has a fair market value of $175 million. Then Excess First Lien Obligations would equal $150 million minus $100 million, or $50 million. First Lien Claimholders will have a first priority Lien on the first $100 million of Collateral (including Proceeds), Second Lien Claimholders will have a second priority Lien in the next $50 million of Collateral (i.e., in the Collateral securing the $50 million of Excess First Lien Obligations) sufficient to fully secure the Second Lien Obligations of $50 million, and First Lien Claimholders will have a third priority Lien on the remaining $25 million in Collateral. If all of the Collateral is sold at its fair market value, then the $175 million in sales proceeds will be sufficient to pay $125 million of the First Lien

Obligations of $150 million and the Second Lien Obligations totaling $50 million in full. See also, Section 4.1, “Application of Proceeds.”

(b)                                 Excess First Lien Obligations means any First Lien Obligations which are included in the Capped Obligations and which are in excess of the First Lien Cap.

(c)                                  With respect to the Excess First Lien Obligations and Collateral (including Proceeds) therefor

(1)                                 First Lien Claimholders will have rights and obligations (other than the obligations in respect to the Standstill Period) analogous to the rights and obligations Second Lien Claimholders have under this Agreement with respect of the Second Lien Obligations and the Collateral (including Proceeds); and

(2)                                 Second Lien Claimholders will have rights and obligations analogous to the rights and obligations First Lien Claimholders have under this Agreement with respect to the First Lien Obligations which are included in the Capped Obligations and which are not in excess of the First Lien Cap, and the Collateral (including Proceeds).

(d)                                 Nothing in this Section 1.11 will waive any default or event of default under the Second Lien Loan Documents resulting from

(1)                                 the incurrence of Obligations under the First Lien Loan Documents in excess of the First Lien Cap with respect to the Capped Obligations; or

(2)                                 the grant of Liens under the First Lien Collateral Documents securing any such excess amounts, or the right of Second Lien Claimholders to exercise any rights and remedies under the Second Lien Loan Documents as a result thereof.

2.                                      Modification of Obligations

Section 2.1.                                 Permitted Modifications.

Except as otherwise expressly provided in this Section 2,

(a)                                 the First Lien Obligations may be modified in accordance with their terms, and their aggregate amount increased or Refinanced, without notice to or consent by any Second Lien Claimholder, provided that the holders of any Refinancing Indebtedness (or their agent) bind themselves in a writing addressed to Second Lien Claimholders to the terms of this Agreement; and

(b)                                 the Second Lien Obligations may be modified in accordance with their terms, and their aggregate amount increased or Refinanced, without notice to or consent by any First Lien Claimholder, provided that the holders of any Refinancing Indebtedness (or their agent) bind themselves in a writing addressed to First Lien Claimholders to the terms of this Agreement.

However, no such modification may alter or otherwise affect Sections 1.1, “Seniority of Liens Securing First Lien Obligations,” or 1.8, “Prohibition on Contesting Liens; No Marshaling.”

Section 2.2.                                 Modifications Requiring Consent.

Notwithstanding the preceding Section 2.1 and except as otherwise permitted as DIP Financing provided by the First Lien Lenders and deemed consented to by the Second Lien Lenders pursuant to Section 6.1, “Use of Cash Collateral and DIP Financing,” Required Lenders (as defined in the Second Lien Credit Agreement) must consent to any modification to or Refinancing of the First Lien Obligations, and Required Lenders (as defined in the First Lien Credit Agreement) must consent to any modification to or Refinancing of the Second Lien Obligations, that:

(a)                                 increases the aggregate principal amount of loans, letters of credit, bankers acceptances, bonds, debentures, notes or similar instruments or other similar extensions of credit (but excluding obligations under Swap Agreements) or commitments therefor beyond

(1)                                 for the First Lien Obligations, (i) the amount permitted by the First Lien Cap or (ii) the amount such that the aggregate principal amount of all loans (which includes unreimbursed Letter of Credit obligations outstanding under the First Lien Loan Documents) plus any new loans are in excess of a Borrowing Base determined in accordance with the First Lien Credit Agreement at Section 2.07 as of the date hereof, without giving effect to any amendments; or

(2)                                 for the Second Lien Obligations, the amount permitted under the First Lien Credit Agreement at Section 9.02(i) as of the date hereof.

(b)                                 increases

(1)                                 the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate or by modifying the method of computing interest; or

(2)                                 a letter of credit, commitment, facility, utilization, or similar fee so that the combined interest rate and fees are increased by more than 1.0% per annum in the aggregate at any level of pricing, but excluding increases resulting from

(A)                               increases in an underlying reference rate not caused by a modification or Refinancing of such Obligations, accrual of interest at the “default rate” defined in the loan documents at the date hereof or, for a Refinancing, a rate that corresponds to the default rate; or

(B)                               application of a pricing grid set forth in the loan documents at the date hereof.

(c)                                  for the First Lien Obligations, extends a scheduled amortization payment or the scheduled final maturity date of the First Lien Credit Agreement or a Refinancing beyond the scheduled final maturity date of the Second Lien Credit Agreement or Refinancing.

(d)                                 for the First Lien Obligations, modifies a mandatory prepayment provision in a manner that allows amounts that would otherwise be required to be used to prepay First Lien Obligations to be retained by the Grantors to an amount greater than permitted under the Second Lien Credit Agreement.

(e)                                  for the First Lien Obligations, increases the amount of Proceeds of dispositions of Collateral that are required to be used to prepay First Lien Obligations.

(f)                                   for the First Lien Obligations, (i) modifies a covenant or event of default that directly restricts one or more Grantors from making payments under the Second Lien Loan Documents that would otherwise be permitted under the First Lien Loan Documents as in effect on the date hereof, (ii) modifies Section 9.02(i) of the First Lien Credit Agreement, except with respect to increases thereof and (iii) modifies Section 2.07 of the First Lien Credit Agreement.

(g)                                  for the Second Lien Obligations, modifies covenants, defaults or events of default to make them materially more restrictive as to any Grantor, except for modifications to match changes made to the First Lien Obligations so as to preserve, on substantially similar economic terms, any differential that exists on the date hereof between the covenants, defaults, or events of default in the First Lien Loan Documents and the covenants, defaults, or events of default in the Second Lien Loan Documents.

(h)                                 for the Second Lien Obligations, accelerates any date upon which a scheduled payment of principal or interest is due.

(i)                                     for the Second Lien Obligations, changes a prepayment, redemption, or defeasance provision so as to require a new payment or accelerate an existing payment Obligation.

(j)                                    for the Second Lien Obligations,

(1)                                 changes a term that would result in a default under the First Lien Credit Agreement;

(2)                                 increases the Obligations of a Grantor; or

(3)                                 confers additional rights on a Second Lien Claimholder in a manner materially adverse to a First Lien Claimholder.

Section 2.3.                                 Parallel Modifications to Second Lien Obligations.

Subject to Section 2.2, “Modifications Requiring Consent,” if a First Lien Claimholder and a Grantor modify a First Lien Collateral Document, the modification will apply automatically to any comparable provision of a Second Lien Collateral Document in which the Grantor grants a Lien on the same Collateral, without the consent of any Second Lien Claimholder and without any action by Second Lien Agent or any Grantor, provided that no such modification will

(a)                                 remove or release Second Lien Collateral, except to the extent that (l) the release is permitted or required by Section 6.1, “Use of Cash Collateral and DIP Financing,” or such removal or release is expressly permitted under Section 1.10 hereof and (2) there is a corresponding release of First Lien Collateral;

(b)                                 impose duties on Second Lien Agent without its consent;

(c)                                  permit other Liens on the Collateral not permitted under the terms of the Second Lien Loan Documents or Section 6, “Insolvency Proceedings”; and

(d)                                 be prejudicial to the interest of Second Lien Claimholders to a greater extent than First Lien Claimholders (other than by virtue of their relative priorities and rights and obligations hereunder).

Section 2.4.                                 Notice of Modifications.

First Lien Agent will notify Second Lien Agent, and Second Lien Agent will notify First Lien Agent, of each modification to the First Lien Obligations or Second Lien Obligations, respectively, within ten (10) Business Days after the modification’s effective date and, if requested by the notified Agent, promptly provide copies of any documents executed and delivered in connection with the modification.

3.                                      Enforcement

Section 3.1.                                 Who May Exercise Remedies.

(a)                                 Subject to subsections (b) and (c) below and to Section 4.1 “Application of Proceeds,” until the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations, First Lien Claimholders will have the exclusive right to

(1)                                 direct the Collateral Agent to commence and maintain an Enforcement Action (including the rights to set-off or credit bid their debt);

(2)                                 subject to Section 1.10, “Release of Liens or Guaranties,” make determinations regarding the release or disposition of, or restrictions with respect to, the Collateral; and

(3)                                 direct the Collateral Agent to otherwise enforce the rights and remedies of a secured creditor under the UCC and the Debtor Relief Laws of any applicable jurisdiction so long as any Proceeds received by First Lien Agent and other First Lien Claimholders in the aggregate in excess of those necessary to achieve Discharge of First Lien Obligations up to the First Lien Cap with respect to First Lien Obligations that are Capped Obligations and in their entirety with respect to First Lien Obligations that are not Capped Obligations are distributed in accordance with Section 4.1 hereof, except as otherwise required pursuant to the UCC and applicable law, subject to the relative priorities described in Section 1.1.

(b)                                 Notwithstanding the preceding Section 3.1(a), Second Lien Claimholders may commence an Enforcement Action or exercise rights with respect to a Lien securing a Second Lien Obligation if

(1)                                 180 days have elapsed since Second Lien Agent notified First Lien Agent that the Second Lien Obligations were due in full as a result of acceleration or otherwise (the “Standstill Period”);

(2)                                 First Lien Claimholders or First Lien Agent (or Collateral Agent acting at the direction of the First Lien Agent) are not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise;

(3)                                 any acceleration of the Second Lien Obligations has not been rescinded; and

(4)                                 the applicable Grantor is not then a debtor in an Insolvency Proceeding.

(c)                                  Notwithstanding Section 3.1(a), but subject to Section 1.5, “First and Second Lien Collateral to be Identical,” a Second Lien Claimholder may

(1)                                 file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension), and make other filings, arguments and motions, with respect to the Second Lien Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Grantor, in each case in accordance with this Agreement;

(2)                                 take action to create, perfect, preserve or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or First Lien Claimholders’ rights to exercise remedies;

(3)                                 file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Second Lien Obligation or a Lien securing the Second Lien Obligation;

(4)                                 join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by First Lien Agent, to the extent that such action could not reasonably be expected to materially interfere with the Enforcement Action, but no Second Lien Claimholder may receive any Proceeds thereof unless expressly permitted herein; and

(5)                                 bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Claimholder, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations.

(d)                                 Notwithstanding any provision of this Agreement, Second Lien Claimholders may exercise any rights and remedies that could be exercised by an unsecured creditor other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor prior to the end of the Standstill Period against a Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Loan Documents and applicable law, provided that any judgment Lien obtained by a Second Lien Claimholder as a result such exercise of rights will be included in the Second Lien Collateral and be subject to this Agreement for all purposes (including in relation to the First Lien Obligations).

(e)                                  First Lien Agent will promptly notify Second Lien Agent of the Discharge of First Lien Obligations.

(f)                                   Any amounts received by First Lien Claimholders with respect to Excess First Lien Obligations shall be applied in the manner set forth in Section 4.1 hereof and delivered unto the Collateral Agent for the benefit of the Second Lien Agent.

Section 3.2.                                 Manner of Exercise.

(a)                                 A First Lien Claimholder may take any Enforcement Action

(1)                                 in any manner in its sole discretion in compliance with applicable law;

(2)                                 without consultation with or the consent of any Second Lien Claimholder;

(3)                                 regardless of whether an Insolvency Proceeding has been commenced;

(4)                                 regardless of any provision of any Second Lien Loan Document (other than this Agreement); and

(5)                                 regardless of whether such exercise is adverse to the interest of any Second Lien Claimholder.

(b)                                 The rights of a First Lien Claimholder to enforce any provision of this Agreement or any First Lien Loan Document will not be prejudiced or impaired by

(1)                                 any act or failure to act of any Grantor, or any First Lien Claimholder; or

(2)                                 noncompliance by any Person other than such First Lien Claimholder with any provision of this Agreement, any First Lien Loan Document, or any Second Lien Loan Document

regardless of any knowledge thereof that any First Lien Claimholder may have or otherwise be charged with.

(c)                                  No Second Lien Claimholder will contest, protest or object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a First Lien Claimholder, to the extent and only to the extent that such Enforcement Action is in accordance with the terms of this Agreement and applicable law.

Section 3.3.                                 Specific Performance.

First Lien Agent and Second Lien Agent may each demand specific performance of this Agreement, and each waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action brought by a Second Lien Claimholder or a First Lien Claimholder, respectively.

Section 3.4.                                 Notice of Exercise.

The Collateral Agent will provide reasonable prior notice to the First Lien Agent and Second Lien Agent of its initial material Enforcement Action. The First Lien Agent and Second Lien Agent will each provide reasonable notice to the other of any instructions provided to the Collateral Agent concerning Enforcement Actions and/or of its material Enforcement Action.

4.                                      Payments

Section 4.1.                                 Application of Proceeds.

Until the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, and regardless of whether an Insolvency Proceeding has been commenced, Collateral or Proceeds received in connection with an Enforcement Action will be applied

(a)                                 first, to the payment in full or cash collateralization of all First Lien Obligations that are not Excess First Lien Obligations;

(b)                                 second, to the payment in full of the Second Lien Obligations;

(c)                                  third, to the payment in full of any Excess First Lien Obligations; and

(d)                                 fourth, to the applicable Grantor or as otherwise required by applicable law.

in each case as specified in the First Lien Documents or the Second Lien Documents, or as otherwise determined by the First Lien Claimholders or the Second Lien Claimholders, as applicable.

Section 4.2.                                 Insurance.

First Lien Agent and Second Lien Agent will be named as additional insureds and/or loss payees, as applicable, under any insurance policies maintained by any Grantor. Until the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations, and subject to the rights of the Grantors under the First Lien Loan Documents;

(a)                                 First Lien Agent will have the exclusive right to adjust settlement for any losses covered by an insurance policy covering the Collateral, and to approve an award granted in a condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the Collateral; and

(b)                                 all Proceeds of such policy, award, or deed will be applied in the order provided in Section 4.1. “Application of Proceeds,” and thereafter, if no Second Lien Obligations are outstanding, to the payment to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

Section 4.3.                                 Payment Turnover.

Until the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations, whether or not an Insolvency Proceeding has commenced, Collateral or Proceeds (including insurance proceeds or property or Proceeds subject to Liens referred to in paragraph (d) of Section 1.5, “First and Second Lien Collateral to be Identical”) received by a Second Lien Claimholder in connection with the exercise of a right or remedy (including set-off, recoupment, or an Enforcement Action), will be

(a)                                 segregated and held in trust; and

(b)                                 promptly paid over to First Lien Agent in the form received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. First Lien Agent is authorized to make such endorsements as agent for the Second Lien Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

Section 4.4.                                 Refinancing After Discharge of First Lien Obligations.

If, after the Discharge of First Lien Obligations, Borrower issues or incurs Refinancing of the First Lien Obligations that is permitted to be incurred under the Second Lien Loan Documents, then the First Lien Obligations will automatically be deemed not to have been discharged for all purposes of this Agreement (except for actions taken as a result of the initial Discharge of First Lien Obligations) to the extent and only to the extent that such Refinancing does not materially increase the First Lien Obligations that are not Capped Obligations. Upon Second Lien Agent’s receipt of a notice stating that Borrower has entered into a new First Lien Loan Document and identifying the new First Lien Agent (the New Agent),

(a)                                 the Obligations under such Refinancing indebtedness will automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, to the extent and only to the extent that such Refinancing does not materially increase the First Lien Obligations that are not Capped Obligations,

(b)                                 the New Agent under such new First Lien Loan Documents will be First Lien Agent for all purposes of this Agreement,

(c)                                  Second Lien Agent will promptly

(1)                                 enter into such documents and agreements (including amendments or supplements to this Agreement) as Borrower or the New Agent reasonably requests to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and

(2)                                 deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral), and

(d)                                 the New Agent will promptly agree in a writing addressed to Second Lien Agent to be bound by the terms of this Agreement.

If any Obligations under the new First Lien Loan Documents are secured by Collateral that does not also secure the Second Lien Obligations, then the Grantors will cause the Second Lien Obligations to be secured at such time by a second priority Lien on such Collateral to the same extent provided in the First Lien Collateral Documents and this Agreement.

5.                                      Purchase of First Lien Obligations by Second Lien Claimholders

Section 5.1.                                 Purchase Right.

(a)                                 If there is

(1)                                 an acceleration of the First Lien Obligations in accordance with the First Lien Credit Agreement;

(2)                                 a payment default under the First Lien Credit Agreement that is not cured, or waived by First Lien Claimholders, within 60 days of its occurrence; or

(3)                                 the commencement of an Insolvency Proceeding

(each a “Purchase Event”) then Second Lien Claimholders may purchase all, but not less than all, of the First Lien Obligations which are included in the Capped Obligations up to but not in excess of the First Lien Cap plus all, but not less than all, of the First Lien Obligations which are not included in the Capped Obligations (the “Purchase Obligations”). Such purchase will

(A)                               include all principal of, and all accrued and unpaid interest, fees and expenses in respect of, all First Lien Obligations outstanding at the time of purchase which are included in the Capped Obligations up to but not in excess of the First Lien Cap plus all principal of, and all accrued and unpaid interest, fees and expenses in respect of, all First Lien Obligations which are not included in the Capped Obligations;

(B)                               be made pursuant to an Assignment and Assumption (as such term is defined in the First Lien Credit Agreement), whereby Second Lien Claimholders will assume all funding commitments and Obligations of First Lien Claimholders under the First Lien Loan Documents; and

(C)                               otherwise be subject to the terms and conditions of this Section 5.

Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.

(b)                                 First Lien Claimholders will not commence an Enforcement Action while Second Lien Claimholders have a right to purchase the First Lien Obligations under this Section 5.

Section 5.2.                                 Purchase Notice.

(a)                                 Second Lien Claimholders desiring to purchase all of the Purchase Obligations (the “Purchasing Creditors”) will deliver a Purchase Notice to First Lien Agent that

(1)                                 is signed by the Purchasing Creditors;

(2)                                 states that it is a Purchase Notice under this Section 5;

(3)                                 states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 5, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly one hundred percent (100%) for all Purchasing Creditors;

(4)                                 represents and warrants that the Purchase Notice is in conformity with the Second Lien Loan Documents and any other binding agreement among Second Lien Claimholders; and

(5)                                 designates a Purchase Date on which the purchase will occur, (x) that is at least five (5) but not more than thirty (30) Business Days after First Lien Agent’s receipt of the Purchase Notice and (y) not more than sixty (60) days after the Purchase Event.

A Purchase Notice will be ineffective if it is received by First Lien Agent after the occurrence giving rise to the Purchase Event is waived, cured or otherwise ceases to exist.

(b)                                 Upon First Lien Agent’s receipt of an effective Purchase Notice conforming to this Section 5.2, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Creditors will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this Section 5.

Section 5.3.                                 Purchase Price.

The Purchase Price for the Purchase Obligations will equal the sum of

(a)                                 the principal amount of all loans, advances or similar extensions of credit included in the Purchase Obligations (including unreimbursed amounts drawn on Letters of Credit, but excluding the undrawn amount of outstanding Letters of Credit), and all accrued and unpaid interest thereon through the Purchase Date (excluding any acceleration prepayment penalties or premiums);

(b)                                 the net aggregate amount then owing to counterparties under Swap Agreements that are First Lien Loan Documents, including all amounts owing to the counterparties as a result of the termination (or early termination) thereof to the extent not allocable to Excess First Lien Obligations; and

(c)                                  all accrued and unpaid fees, expenses, indemnities and other amounts owed to the First Lien Creditors under the First Lien Loan Documents on the Purchase Date to the extent not allocable to Excess First Lien Obligations.

Section 5.4.                                 Purchase Closing.

On the Purchase Date,

(a)                                 the Purchasing Creditors and First Lien Agent will execute and deliver the Assignment Agreement;

(b)                                 the Purchasing Creditors will pay the Purchase Price to First Lien Agent by wire transfer of immediately available funds;

(c)                                  the Purchasing Creditors will deposit with First Lien Agent or its designee by wire transfer of immediately available funds, the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity); and

(d)                                 Second Lien Agent will execute and deliver to First Lien Agent a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.

Section 5.5.                                 Excess First Lien Obligations Not Purchased.

Any Excess First Lien Obligations will, after the closing of the purchase of the First Lien Obligations in accordance with this Section 5, remain Excess First Lien Obligations for all purposes of this Agreement.

Section 5.6.                                 Actions after Purchase Closing.

(a)                                 Promptly after the closing of the purchase of all Purchase Obligations, First Lien Agent will distribute the Purchase Price to First Lien Claimholders in accordance with the terms of the First Lien Loan Documents.

(b)                                 After the closing of the purchase of all Purchase Obligations, the Purchasing Creditors may request that First Lien Agent and the Collateral Agent immediately resign as administrative agent and collateral agent under the First Lien Loan Documents, and Collateral Agent as collateral agent hereunder, respectively, and First Lien Agent and Collateral Agent will immediately resign if so requested. Upon such resignation, a new administrative agent and, if applicable, a new collateral agent will be elected or appointed in accordance with the First Lien Loan Documents.

(c)                                  First Lien Agent will apply cash collateral to reimburse Letter of Credit issuers for drawings under Letters of Credit, any customary fees charged by the issuer in connection with such draws, and facing or similar fees. After giving effect to each such payment, any remaining cash collateral that exceeds the sum of the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of such Letters of Credit (assuming no drawings thereon before stated maturity) will be returned to the Purchasing Creditors (as their interests appear). When all Letters of Credit have been cancelled with the consent of the beneficiary thereof, expired, or been fully drawn, and after all payments from the account described above have been made, any remaining cash collateral will be returned to the Purchasing Creditors, as their interests appear.

(d)                                 If for any reason other than the gross negligence or willful misconduct of First Lien Agent, the cash collateral is less than the amount owing with respect to a Letter of Credit described in the preceding subsection (c), then the Purchasing Creditors will, in proportion to their interests, promptly reimburse First Lien Agent (who will then pay the issuing bank) the amount of the deficiency.

Section 5.7.                                 No Recourse or Warranties; Defaulting Creditors.

(a)                                 First Lien Claimholders will be entitled to rely on the statements, representations and warranties in the Purchase Notice without investigation, even if First Lien Claimholders are notified that any such statement, representation or warranty is not or may not be true.

(b)                                 The purchase and sale of the First Lien Obligations under this Section 5 will be without recourse and without representation or warranty of any kind by First Lien Claimholders, except that First Lien Claimholders represent and warrant that on the Purchase Date, immediately before giving effect to the purchase,

(1)                                 the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof, are as stated in the Assignment Agreement;

(2)                                 First Lien Claimholders own the First Lien Obligations free and clear of any Liens (other than participation interests not prohibited by the First Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Purchasing Creditors do not pay amounts represented by participation interests); and

(3)                                 each First Lien Claimholder has the full right and power to assign its First Lien Obligations and such assignment has been duly authorized by all necessary corporate action by such First Lien Claimholder.

(c)                                  The obligations of First Lien Claimholders to sell their respective Purchase Obligations under this Section 5 are several and not joint and several. If a First Lien Claimholder (a Defaulting Creditor) breaches its obligation to sell its Purchase Obligations under this Section 5, no other First Lien Claimholder will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of Second Lien Obligations. A First Lien Claimholder that complies with this Section 5 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor, provided that nothing in this section (c) will require the Purchasing Creditors to purchase less than all of the Purchase Obligations.

(d)                                 Borrower, LRR Energy, and Guarantor Subsidiaries irrevocably consent, and will use their best efforts to obtain any necessary consent of each other Grantor, to any assignment effected to one or more Purchasing Creditors pursuant to this Section 5.

6.                                      Insolvency Proceedings

Section 6.1.                                 Use of Cash Collateral and DIP Financing.

(a)                                 Until the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations, if an Insolvency Proceeding has commenced, Second Lien Agent, as holder of a Lien on the Collateral, will not contest, protest or object to, and each Second Lien Claimholder will be deemed to have consented to,

(1)                                 any use, sale or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code); and

(2)                                 Borrower or any other Grantor obtaining DIP Financing

if First Lien Agent consents in writing to such use, sale or lease, or DIP Financing, provided that

(i)                                     Second Lien Agent otherwise retains its Lien on the Collateral;

(ii)                                  any Second Lien Claimholder may seek adequate protection as permitted by Section 6.4, “Adequate Protection,” and, if such adequate protection is not granted, Second Lien Agent may object under this Section 6.1 solely on such basis;

(iii)                               after taking into account the use of cash collateral and the principal amount of any DIP Financing (after giving effect to any Refinancing of First Lien Obligations) on any date, the sum of the then outstanding principal amount of any First Lien Obligations and any DIP Financing does not exceed the First Lien Cap on such date;

(iv)                              and such DIP Financing and the Liens securing such DIP Financing are pari passu with or superior in priority to the then outstanding First Lien Obligations and the Liens securing such First Lien Obligations; and

(v)                                 the interest rate, fees, advance rates, lending limits and sublimits are commercially reasonable under the circumstances.

Upon written request from First Lien Agent, Second Lien Agent, as holder of a Lien on the Collateral, will join any objection by First Lien Agent to the use, sale, or lease of cash collateral for any purpose other than adequate protection payments to Second Lien Claimholders.

(b)                                 Any customary “carve-out” or other similar administrative priority expense or claim consented to in writing by First Lien Agent to be paid prior to the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations will be deemed for purposes of Section 6.1(a)

(1)                                 to be a use of cash collateral; and

(2)                                 not to be a principal amount of DIP Financing

at the time of such consent.

No Second Lien Claimholder may provide DIP Financing to a Borrower or other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, provided that if no First Lien Claimholder offers to provide DIP Financing to the extent permitted under Section 6.1(a) on or before the date of the hearing to approve DIP Financing, then a Second Lien Claimholder may seek to provide such DIP Financing secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and First Lien Claimholders may object thereto.

(c)                                  Nothing in this Section 6.1 limits or impairs the right of Second Lien Agent to object to any motion regarding DIP Financing (including a DIP Financing proposed by one or more First Lien Claimholders) or cash collateral to the extent that

(1)                                 the objection could be asserted in an Insolvency Proceeding by unsecured creditors generally, is consistent with the other terms of this Section 6.1, and is not based on the status of any Second Lien Claimholder as holder of a Lien; or

(2)                                 the DIP Financing does not meet the requirements of Section 6.1 (a).

Section 6.2.                                 Sale of Collateral.

Second Lien Agent, as holder of a Lien on the Collateral and on behalf of the Second Lien Claimholders, will not contest, protest or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code if First Lien Agent consents in writing to the Disposition, provided that

(a)                                 either (i) pursuant to court order, the Liens of Second Lien Claimholders attach to the net Proceeds of the Disposition with the same priority and validity as the Liens held by Second Lien Claimholders on such Collateral, and the Liens remain subject to the terms of this Agreement or (ii) the Proceeds of a disposition of Collateral received by First Lien Agent in excess of those necessary to achieve the Discharge of First Lien Obligations, up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations, are distributed in accordance with the UCC and applicable law;

(b)                                 the net cash Proceeds of the Disposition that are applied to First Lien Obligations permanently reduce the First Lien Obligations pursuant to Section 4.1, “Application of Proceeds,” or if not so applied, are subject to the rights of Second Lien Agent to object to any further use notwithstanding Section 6.1(a); and

(c)                                  Second Lien Claimholders may credit bid on the Collateral in any such Disposition in accordance with section 363(k) of the Bankruptcy Code.

Notwithstanding the preceding sentence, Second Lien Claimholders may object to any Disposition of Collateral that could be raised in an Insolvency Proceeding by unsecured creditors generally so long as not otherwise inconsistent with the terms of this Agreement.

Upon First Lien Agent’s request, Second Lien Agent, solely in its capacity as holder of a Lien on Collateral, will join any objection asserted by First Lien Agent to any Disposition of Collateral during an Insolvency Proceeding.

Section 6.3.                                 Relief from the Automatic Stay.

Until the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations, no Second Lien Claimholder may, during any Standstill Period, seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Collateral without First Lien Agent’s prior written consent or oppose any request by First Lien Agent for relief from such stay, except to the extent that First Lien Agent seeks or obtains relief from or modification of such stay, or a motion for adequate protection permitted under Section 6.4 is denied by the Bankruptcy Court.

Section 6.4.                                 Adequate Protection.

(a)                                 No Second Lien Claimholder will contest, protest or object to

(1)                                 a request by a First Lien Claimholder for “adequate protection” under any Debtor Relief Laws; or

(2)                                 an objection by a First Lien Claimholder to a motion, relief, action or proceeding based on a First Lien Claimholder claiming a lack of adequate protection.

(b)                                 Notwithstanding the preceding Section 6.4(a), in an Insolvency Proceeding:

(1)                                 Except as permitted in this Section 6.4, no Second Lien Claimholders may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code or other relief based upon a lack of adequate protection.

(2)                                 If a First Lien Claimholder is granted adequate protection in the form of additional or replacement Collateral in connection with a motion described in Section 6.1, “Use of Cash Collateral and DIP Financing,” then Second Lien Agent may seek or request adequate protection in the form of a Lien on such additional or replacement Collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement.

(3)                                 Any claim by a Second Lien Claimholder under section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of First Lien Claimholders under section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral, provided that, subject to Section 6.7, “Reorganization Securities,” Second Lien Claimholders will be deemed to have agreed pursuant to section 1129(a)(9) of the Bankruptcy Code that such section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims.

(4)                                 So long as First Lien Agent is receiving payment in cash of all Post-Petition Claims consisting of all interest at the applicable rate under the First Lien Loan Documents, Second Lien Agent may seek and, subject to the terms hereof, retain payments of Post-Petition Claims consisting of interest at the applicable rate under the Second Lien Loan Documents (“Second Lien Adequate Protection Payments”).  If a Second Lien Claimholder receives Second Lien Adequate Protection Payments before the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations, then upon the effective date of any plan or the conclusion or dismissal of any Insolvency Proceeding, the Second Lien Claimholder will pay over to First Lien Agent pursuant to Section 4.1, “Application of Proceeds,” an amount equal to the lesser of (i) the Second Lien Adequate Protection Payments received by the Second Lien Claimholder and (ii) the amount necessary to Discharge the First Lien Obligations. Notwithstanding anything herein to the contrary, First Lien Claimholders will be deemed to have consented to, and expressly waive their rights to object to the payment of Second Lien Adequate Protection Payments.

Section 6.5.                                 First Lien Objections to Second Lien Actions.

Subject to Section 3.1, “Who May Exercise Remedies,” nothing in this Section 6 limits a First Lien Claimholder from objecting in an Insolvency Proceeding or otherwise to any action taken by a Second Lien Claimholder, including the Second Lien Claimholder’s seeking adequate protection or asserting any of its rights and remedies under the Second Lien Loan Documents or otherwise.

Section 6.6.                                 Avoidance; Reinstatement of Obligations.

If a First Lien Claimholder or a Second Lien Claimholder receives payment or property on account of a First Lien Obligation or Second Lien Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver, or the estate of Borrower or other Grantor (a “Recovery”), then, to the extent of the Recovery, the First Lien Obligations or Second Lien Obligations intended to have been satisfied by the payment will be reinstated as First Lien Obligations or Second Lien Obligations, as applicable, on the date of the Recovery, and no Discharge of First Lien Obligations will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from the date of reinstatement. Upon any such reinstatement of First Lien Obligations, each Second Lien Claimholder will deliver to First Lien Agent any Collateral or Proceeds thereof received between the Discharge of First Lien Obligations and their reinstatement in accordance with Section 4.3, “Payment Turnover.” No Second Lien Claimholder may benefit in respect of its rights as a pre-petition secured creditor from a Recovery, and any distribution made to a Second Lien Claimholder in respect of its rights as a pre-petition secured creditor as a result of a Recovery will be paid over to First Lien Agent for application to the First Lien Obligations in accordance with Section 4.1, “Application of Proceeds.”

Section 6.7.                                 Reorganization Securities.

Nothing in this Agreement prohibits or limits the right of a Second Lien Claimholder to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that any debt securities received by a Second Lien Claimholder on account of a Second Lien Obligation that constitutes a “secured claim” within the meaning of section 506(b) of the Bankruptcy Code will be paid over or otherwise transferred to First Lien Agent for application in accordance with Section 4.1, unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of First Lien Claimholders.

If, in an Insolvency Proceeding, debt Obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt Obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt Obligations pursuant to such plan and will apply with like effect to the Liens securing such debt Obligations.

Section 6.8.                                 Post-Petition Claims.

(a)                                 No Second Lien Claimholder may oppose or seek to challenge any claim by a First Lien Claimholder for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims.

(b)                                 No First Lien Claimholder may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Claimholder for allowance and any payment permitted under Section 6.4, “Adequate Protection,” of Second Lien Obligations consisting of Post-Petition Claims.

Section 6.9.                                 Waivers.

Second Lien Agent waives

(1)                                 any claim it may hereafter have against any First Lien Claimholder arising out of any cash collateral or financing arrangement or out of any grant of a securing interest in connection with the Collateral in an Insolvency Proceeding, so long as such actions are not in express contravention of the terms of this Agreement;

(2)                                 any right to assert or enforce any claim under section 506(c) or 552 of the Bankruptcy Code as against First Lien Claimholders or any of the Collateral to the extent securing the First Lien Obligations; and

(3)                                 solely in its capacity as a holder of a Lien on Collateral, any claim or cause of action that any Grantor may have against any First Lien Claimholder.

Section 6.10.                          Separate Grants of Security and Separate Classification.

The grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants. Because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, to the extent deemed to be “secured claims” within the meaning of section 506(b) of the Bankruptcy Code, are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding. Second Lien Claimholders will not seek in an Insolvency Proceeding to be treated as part of the same class of creditors as First Lien Claimholders and will not oppose or contest any pleading by First Lien Claimholders seeking separate classification of their respective secured claims.

Section 6.11.                          Effectiveness in Insolvency Proceedings.

The Parties acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency Proceeding.

7.                                      Miscellaneous

Section 7.1.                                 Conflicts.

If this Agreement conflicts with the First Lien Loan Documents or the Second Lien Loan Documents, this Agreement will control.

Section 7.2.                                 No Waivers; Remedies Cumulative; Integration.

A Party’s failure or delay in exercising a right under this Agreement will not waive the right, nor will a Party’s single or partial exercise of a right preclude it from any other or further exercise of that or any other right.

The rights and remedies provided in this Agreement will be cumulative and not exclusive of other rights or remedies provided by law.

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, oral or written, relating to its subject matter.

Section 7.3.                                 Effectiveness; Severability; Termination.

This Agreement will become effective when executed and delivered by the Parties.

Each First Lien Claimholder and each Second Lien Claimholder waives any right it may have under applicable law to revoke this Agreement or any provision of this Agreement.

This Agreement will survive, and continue in full force and effect, in any Insolvency Proceeding.

If a provision of this Agreement is prohibited or unenforceable in a jurisdiction, the prohibition or unenforceability will not invalidate the remaining provisions hereof, or invalidate or render unenforceable that provision in any other jurisdiction.

Subject to Section 1.6 “Pledged Collateral” (subsections (d) and (h)), Section 4.4, “Refinancing after Discharge of First Lien Obligations,” Section 6.5, “First Lien Objections to Second Lien Actions,” and Section 6.6, “Avoidance; Reinstatement of Obligations,” this Agreement will terminate and be of no further force and effect

(a)                                 for First Lien Claimholders, upon the Discharge of First Lien Obligations; and

(b)                                 for Second Lien Claimholders, upon the termination of the Second Lien Obligations.

Section 7.4.                                 Modifications of this Agreement.

A modification or waiver of any provision of this Agreement will only be effective if in writing signed on behalf of each Party or its authorized agent and approved or consented to by the First Lien Agent and Second Lien Agent, and a waiver will be a waiver only for the specific instance involved and will not impair the rights of the Parties making the waiver or the obligations of the other Parties to such Party in any other respect or at any other time; provided that no modification of Section 2.2 shall be effective without the written consent of the Required Lenders under each of the First Lien Credit Agreement and Second Lien Credit Agreement. Notwithstanding the foregoing, neither Borrower nor LRR Energy nor Guarantor Subsidiaries will have a right to consent to or approve a modification of this Agreement except to the extent its rights (whether under this Agreement, the First Lien Loan Documents, the Second Lien Loan Documents or otherwise) are directly affected.

Section 7.5.                                 Information Concerning Financial Condition of Borrower and its Subsidiaries.

The First Lien Claimholders and Second Lien Claimholders will each be responsible for keeping themselves informed of

(a)                                 the financial condition of the Grantors; and

(b)                                 all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.

No First Lien Claimholders will have any duty to advise any Second Lien Claimholder of information known to it regarding any such condition or circumstances or otherwise.

If a First Lien Claimholder provides any such information to a Second Lien Claimholder, said First Lien Claimholder will have no obligation to:

(a)                                 make, and it does not make, any express or implied representation or warranty, including as to accuracy, completeness, truthfulness or validity;

(b)                                 provide additional information on that or any subsequent occasion;

(c)                                  undertake any investigation; or

(d)                                 disclose information that, pursuant to applicable law or accepted or reasonable commercial finance practices, it desires or is required to maintain as confidential.

No Second Lien Claimholders will have any duty to advise any First Lien Claimholder of information known to it regarding any such condition or circumstances or otherwise.

If a Second Lien Claimholder provides any such information to a First Lien Claimholder, said Second Lien Claimholder will have no obligation to:

(e)                                  make, and it does not make, any express or implied representation or warranty, including as to accuracy, completeness, truthfulness or validity;

(f)                                   provide additional information on that or any subsequent occasion;

(g)                                  undertake any investigation; or

(h)                                 disclose information that, pursuant to applicable law or accepted or reasonable commercial finance practices, it desires or is required to maintain as confidential.

Section 7.6.                                 No Reliance.

(a)                                 First Lien Agent acknowledges that it and each other First Lien Claimholder has, independently and without reliance on any Second Lien Claimholder, and based on documents and information the First Lien Claimholder deemed appropriate, made its own credit analysis and decision to enter into the First Lien Loan Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the First Lien Loan Documents or this Agreement.

(b)                                 Second Lien Agent acknowledges that it and each other Second Lien Claimholder has, independently and without reliance on any First Lien Claimholder, and based on documents and information the Second Lien Claimholder deemed appropriate, made its own credit analysis and decision to enter into the Second Lien Loan Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the Second Lien Loan Documents or this Agreement.

(c)                                  First Lien Agent and Second Lien Agent acknowledges that it and each other First Lien Claimholder and Second Lien Claimholder, respectively, has, independently and without reliance on any the Collateral Agent, and based on documents and information the First Lien Claimholder and Second Lien Claimholder deemed appropriate, made its own credit analysis and decision to enter into the Lien Loan Documents and the Second Lien Loan Documents, respectively, and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the First Lien Loan Documents, Second Lien Loan Documents or this Agreement.

Section 7.7.                                 No Warranties; Independent Action.

(a)                                 Except as otherwise expressly provided herein,

(1)                                 no Second Lien Claimholder has made any express or implied representation or warranty to any First Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any Second Lien Loan Document, the ownership of any Collateral or the perfection or priority of any Liens thereon; and

(2)                                 each Second Lien Claimholder may manage and supervise its loans and extensions of credit under the Second Lien Loan Documents in accordance with applicable law and as it may otherwise, in its sole discretion, deem appropriate.

(b)                                 Except as otherwise expressly provided herein,

(1)                                 no First Lien Claimholder has made any express or implied representation or warranty to any Second Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Lien Loan Document, the ownership of any Collateral or the perfection or priority of any Liens thereon; and

(2)                                 each First Lien Claimholder may manage and supervise its loans and extensions of credit under the First Lien Loan Documents in accordance with law and as it may otherwise, in its sole discretion, deem appropriate.

(c)                                  No Second Lien Claimholder will have any duty to any First Lien Claimholder, and no First Lien Claimholder will have any duty to any Second Lien Claimholder, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Borrower or any other Grantor (including the First Lien Loan Documents and the Second Lien Loan Documents), regardless of any knowledge thereof that it may have or be charged with.

(d)                                 The Collateral Agent has not made any express or implied representation or warranty to any First Lien Claimholder or Second Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Lien Loan Document or Second Lien Loan Document, the ownership of any Collateral or the perfection or priority of any Liens thereon. Each First Lien Claimholder and Second Lien Claimholder may manage and supervise its loans and extensions of credit under the First Lien Loan Documents or Second Lien Loan Documents, respectively, in accordance with law and as it may otherwise, in its sole discretion, deem appropriate. The Collateral Agent shall not have any duty to any First Lien Claimholder or Second Lien Claimholder to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Borrower or any other Grantor (including the First Lien Loan

Documents and the Second Lien Loan Documents), regardless of any knowledge thereof that it may have or be charged with.

Section 7.8.                                 Subrogation.

If a Second Lien Claimholder pays or distributes cash, property, or other assets to a First Lien Claimholder under this Agreement, the Second Lien Claimholder will be subrogated to the rights of the First Lien Claimholder with respect to the value of the payment or distribution, provided that the Second Lien Claimholder waives such right of subrogation until the Discharge of First Lien Obligations up to the First Lien Cap with respect to the Capped Obligations and in their entirety with respect to First Lien Obligations which are not Capped Obligations. Such payment or distribution will not reduce the Second Lien Obligations.

Section 7.9.                                 Applicable Law; Jurisdiction; Waiver of Jury Trial; Service.

The Provisions of Section 12.09 of the First Lien Credit Agreement shall apply to this Agreement and such provisions are hereby incorporated in this Section 7.9 by reference, mutatis mutandis, as a part hereof.

Section 7.10.                          Notices.

(a)                                 Any notice to Collateral Agent, a First Lien Claimholder or a Second Lien Claimholder under this Agreement must also be given to Collateral Agent, First Lien Agent and Second Lien Agent, respectively. Unless otherwise expressly provided herein, notices must be in writing and will be deemed to have been given on the date of receipt. For the purposes hereof, the address of each Party will be as set forth below the Party’s name on the signature pages hereto, or at such other address as the Party may designate by notice to the other Parties.

(b)                                 Failure to give a notice or copies as required by Section 2.4, “Notice of Modifications,” Section 3.4, “Notice of Exercise,” or Section 3.1(e) regarding notice of Discharge of First Lien Obligations will not affect the effectiveness or validity of any modification or of this Agreement, impose any liability on any First Lien Claimholder or Second Lien Claimholder, or waive any rights of any Party.

Section 7.11.                          Further Assurances.

First Lien Agent, Second Lien Agent, Collateral Agent and Borrower will each take such further action and will execute and deliver such additional documents and instruments (in recordable form, if requested) as Collateral Agent, First Lien Agent or Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

Section 7.12.                          Successors and Assigns.

This Agreement is binding upon and inures to the benefit of each First Lien Claimholder, each Second Lien Claimholder, and their respective successors and assigns. However, no provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of Borrower or other Grantor, including where such estate or creditor representative is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency Proceeding.

If either First Lien Agent or Second Lien Agent resigns or is replaced pursuant to the First Lien Credit Agreement or Second Lien Credit Agreement, as applicable, its successor will be a party to this

Agreement with all the rights, and subject to all the obligations of this Agreement. Notwithstanding any other provision of this Agreement, this Agreement may not be assigned to any Person except as expressly contemplated herein.

Section 7.13.                          Authorization.

By its signature hereto, each Person signing this Agreement on behalf of a Party represents and warrants to the other Parties that it is duly authorized to execute this Agreement.

Section 7.14.                          No Third Party Beneficiaries.

No Person is a third-party beneficiary of this Agreement. None of Borrower, any other Grantor, or any other creditor thereof, has any rights hereunder, and neither Borrower nor any Grantor may rely on the terms hereof. Nothing in this Agreement impairs the Obligations of Borrower and the other Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Loan Documents. Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to, or action taken under, this Agreement or any First Lien Collateral Document (including the release or impairment of any Collateral) other than as a lender under the First Lien Credit Agreement, and then only to the extent expressly provided in the First Lien Loan Documents. Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to, or action taken under, this Agreement or any Second Lien Collateral Document (including the release or impairment of any Collateral) other than as a lender under the Second Lien Credit Agreement, and then only to the extent expressly provided in the Second Lien Loan Documents.

Section 7.15.                          No Indirect Actions.

Unless otherwise expressly stated, if a Party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Party but is intended to have substantially the same effects as the prohibited action.

Section 7.16.                          Counterparts.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or PDF or other electronic means will be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable, and each Party utilizing telecopy, PDF or other electronic means for delivery will deliver a manually executed original counterpart to each other Party on request.

Section 7.17.                          Resignation.

Any of the Collateral Agent, the First Lien Agent or the Second Lien Agent may resign at any time for any reason. The resignation and replacement of the First Lien Agent shall be governed by the provisions of Section 11.06 of the First Lien Credit Agreement. The resignation and replacement of the Second Lien Agent shall be governed by the provisions of Section 11.06 of the Second Lien Credit Agreement. Upon the resignation of the Collateral Agent, the First Lien Agent shall have the right to appoint a successor Collateral Agent. Both the First Lien Agent and the Second Lien Agent acting together may remove the Collateral Agent. The resignation or removal of the Collateral Agent shall be effective after thirty (30) days, even if no successor is appointed.

Section 7.18.                          Original Grantors, Additional Grantors.

Borrower and each other Grantor on the date of this Agreement will constitute the original Grantors party hereto. The original Grantors will cause each Subsidiary of Borrower which becomes a Grantor after the date hereof to contemporaneously become a party hereto (as a Guarantor Subsidiary) by executing and delivering a joinder agreement (in form and substance satisfactory to First Lien Agent) to First Lien Agent. The Parties further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Grantor at any time (and any security granted by any such Person) will be subject to the provisions hereof as fully as if it constituted a Guarantor Subsidiary party hereto and had complied with the requirements of the immediately preceding sentence.

8.                                      Definitions

Section 8.1.                                 Defined Terms.

Unless otherwise stated or the context otherwise clearly requires, the following terms have the following meanings:

Affiliate means, for a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” has a correlative meaning.

Bankruptcy Code means the federal Bankruptcy Code.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Business Day means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed.

Collateral means all of the property of any Grantor, whether real, personal, or mixed, that is (or is required to be) both First Lien Collateral and Second Lien Collateral, including any property subject to Liens granted pursuant to Section 6, “Insolvency Proceedings,” to secure both First Lien Obligations and Second Lien Obligations,

DIP Financing means the obtaining of credit or incurring debt secured by Liens on the Collateral pursuant to section 364 of the Bankruptcy Code (or similar Debtor Relief Laws).

Discharge of First Lien Obligations means, except to the extent otherwise expressly provided in Section 5, “Purchase of First Lien Obligations by Second Lien Claimholders,”

(a)                                 payment in full of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations,

(b)                                 payment in full of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time),

(c)                                  termination or expiration of any commitments to extend credit that would be First Lien Obligations (other than pursuant to Swap Agreements, in each case as to which satisfactory arrangements have been made with the applicable Lender or Affiliate), and

(d)                                 termination or cash collateralization (in an amount and manner reasonably satisfactory to First Lien Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all Letters of Credit.

Discharge of Second Lien Obligations means

(e)                                  payment in full of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Second Lien Obligations,

(f)                                   payment in full of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), and

(g)                                  termination or expiration of any commitments to extend credit that would be Second Lien Obligations.

Disposition means any sale, lease, exchange, transfer, assignment, conveyance, farm-out, transfer or other disposition.

Enforcement Action means an action under applicable law to

(h)                                 foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents or the Second Lien Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable),

(i)                                     solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral,

(j)                                    to receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby, or

(k)                                 to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Loan Documents or Second Lien Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral), provided that “Enforcement Action” will not be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency Proceeding against the owner of Collateral.

Equity Interest means, for any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

First Lien Collateral means the assets of any Grantor, whether real, personal, or mixed, as to which a Lien is granted as security for a First Lien Obligation.

First Lien Collateral Documents means the “Security Instruments” defined in the First Lien Credit Agreement, and any other documents or instruments granting a Lien on real or personal property to secure a First Lien Obligation or granting rights or remedies with respect to such Liens.

First Lien Lenders means the “Lenders” from time to time under and as defined in the First Lien Loan Documents.

First Lien Loan Documents means

(l)                                     the First Lien Credit Agreement and the “Loan Documents” defined in the First Lien Credit Agreement,

(m)                             each other agreement, document, or instrument securing, providing for, or evidencing an Obligation under the First Lien Credit Agreement, and

(n)                                 any other document or instrument executed or delivered at any time in connection with Borrower’s Obligations under the First Lien Credit Agreement, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of First Lien Obligations are parties, and

(o)                                 each other agreement, document or instrument securing, providing for, or evidencing any DIP Financing provided by the First Lien Lenders and deemed consented to by the Second Lien Lenders pursuant to Section 6.1, “Use of Cash Collateral and DIP Financing,”to the extent effective at the relevant time, provided, that any such documents or instruments to which any First Lien Claimholder is a party in connection with a DIP financing (other than a DIP financing deemed consented to by Second Lien Lenders pursuant to Section 6.1, “Use of Cash Collateral and DIP Financing”) will not be deemed First Lien Loan Documents unless so designated in writing by First Lien Agent.

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Indebtedness means and includes all Obligations that constitute “Indebtedness” under the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable.

Insolvency Proceeding means

(p)                                 a voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor,

(q)                                 any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, or other similar case or proceeding with respect to a Grantor or a material portion of its property,

(r)                                    a liquidation, dissolution, reorganization, or winding up of a Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

(s)                                   an assignment for the benefit of creditors or other marshaling of assets and liabilities of a Grantor.

Lien means any interest in Property (as defined in the First Lien Credit Agreement) securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties (as defined in the First Lien Credit Agreement).  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

modify, as applied to any document or obligation, includes

(t)                                    modification by amendment, supplement, termination or replacement of the document or obligation,

(u)                                 any waiver of a provision (including waivers by course of conduct), and

(v)                                 the settlement or release of any claim,

whether oral or written, and regardless of whether the modification is in conformity with the provisions of the document or obligation governing modifications.

Obligations means all obligations of every nature of a Person owed to any obligee under an agreement, whether for principal, interest or payments for early termination, fees, expenses, indemnification, or otherwise, and all guaranties of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Person of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Party means a party to this Agreement.

Person means any natural person, corporation, limited liability company, trust, business trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

Post-Petition Claims means interest, fees, costs, expenses, and other charges that pursuant to the First Lien Credit Agreement or the Second Lien Credit Agreement continue to accrue after the commencement of an Insolvency Proceeding, to the extent such interest, fees, expenses, and other charges are allowed or allowable under Debtor Relief Laws or in the Insolvency Proceeding.

Proceeds means (a) all “proceeds,” as defined in Article 9 of the UCC, of the Collateral, and (b) whatever is recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of any “secured claim” (within the meaning of section 506(b) of the Bankruptcy Code or similar Debtor Relief Laws).

Refinance means, for any Indebtedness, to refinance, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for such Indebtedness in whole or in part, whether with the same or different lenders, agents, or arrangers. “Refinanced” and “Refinancing” have correlative meanings.

Second Lien Collateral means all of the property of any Grantor, whether real, personal, or mixed, as to which a Lien is granted as security for a Second Lien Obligation.

Second Lien Collateral Documents means the security documents defined in the Second Lien Credit Agreement, and any other documents or instruments granting a Lien on real or personal property to secure a Second Lien Obligation or granting rights or remedies with respect to such Liens.

Second Lien Lenders means the “Lenders” from time to time under and as defined in the Second Lien Loan Documents.

Second Lien Loan Documents means

(w)                               the Second Lien Credit Agreement and the “Loan Documents” defined in the Second Lien Credit Agreement,

(x)                                 each other agreement, document or instrument securing, providing for, or evidencing an Obligation under the Second Lien Credit Agreement, and

(y)                                 any other document or instrument executed or delivered at any time in connection with Borrower’s Obligations under the Second Lien Credit Agreement, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of Second Lien Obligations are parties.

to the extent effective at the relevant time.

Subsidiary means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than

50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Swap Agreement mean any agreement with respect to any swap, forward, future or derivative transaction (including floors, caps and collars) or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

UCC means the Uniform Commercial Code (or any similar legislation) as in effect in any applicable jurisdiction.

Section 8.2.                                 Usages.

Unless otherwise stated or the context clearly requires otherwise:

Agents. References to First Lien Agent or Second Lien Agent will refer to First Lien Agent or Second Lien Agent acting on behalf of itself and on behalf of all of the other First Lien Claimholders or Second Lien Claimholders, respectively. Actions taken by First Lien Agent or Second Lien Agent pursuant to this Agreement are meant to be taken on behalf of itself and the other First Lien Claimholders or Second Lien Claimholders, respectively,

Singular and plural. Definitions of terms apply equally to the singular and plural forms.

Masculine and feminine. Pronouns will include the corresponding masculine, feminine, and neuter forms.

Will and shall. “Will” and “shall” have the same meaning.

Time periods. In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to but excluding.”

When action may be taken. Any action permitted under this Agreement may be taken at any time and from time to time.

Time of day. All indications of time of day mean Houston, Texas time.

Including. “Including” means “including, but not limited to.”

Or. “A or B” means “A or B or both.”

Statutes and regulations. References to a statute refer to the statute and all regulations promulgated under or implementing the statute as in effect at the relevant time. References to a specific provision of a statute or regulation include successor provisions. References to a section of the Bankruptcy Code also refer to any similar provision of Debtor Relief Laws.

Agreements. References to an agreement (including this Agreement) refer to the agreement as amended at the relevant time.

Governmental agencies and self-regulatory organizations. References to a governmental or quasi-governmental agency or authority or a self-regulatory organization include any successor agency, authority, or self-regulatory organization.

Section references. Section references refer to sections of this Agreement. References to numbered sections refer to all included sections. For example, a reference to Section 6 also refers to Sections 6.1, 6.1(a), etc. References to a section or article in an agreement, statute or regulation include successor and renumbered sections and articles of that or any successor agreement, statute, or regulation.

Successors and assigns. References to a Person include the Person’s permitted successors and assigns.

Herein, etc. “Herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement in its entirety and not to any particular provision.

Assets and property. “Asset” and “property” have the same meaning and refer to both real and personal, tangible and intangible assets and property, including cash, securities, accounts, and general intangibles.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LRE Operating, LLC,
as Borrower

By:	/s/ Jaime R. Casas
Jaime R. Casas
Vice President, Chief Financial Officer and Secretary

LRR Energy, L.P.,
as Parent Guarantor

By: LRE GP, LLC
Its: General Partner

	By:	/s/ Jaime R. Casas
Jaime R. Casas
Vice President, Chief Financial Officer and Secretary

Signature Page to Intercreditor Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as First Lien Administrative Agent

By:	/s/ Michael Real
Name:	Michael Real
Title:	Director

Signature Page to Intercreditor Agreement

WELLS FARGO ENERGY CAPITAL, INC.,
as Second Lien Administrative Agent

By:	/s/ Christopher C. Carter
Name:	Christopher C. Carter
Title:	Director

Signature Page to Intercreditor Agreement